EXHIBIT 1

AGREEMENT OF JOINT FILING
(Steiner Leisure Ltd)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13G and any and all further amendments thereto, with respect to the securities of the above referenced issuer, and that this Agreement be included as an Exhibit to such filing. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 6, 2015.

DIAMOND HILL CAPITAL MANAGEMENT, INC.

By:  /s/ Gary Young
Gary Young
Chief Compliance Officer

DIAMOND HILL SMALL CAP FUND

By:  /s/ Gary Young
Gary Young
President